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                                  EXHIBIT 99.1

                    FUTURELINK(TM) TO ACQUIRE MICRO VISIONS,
             THE #1 CITRIX RESELLER AND INTEGRATOR IN NORTH AMERICA

    DEAL EXPANDS SCOPE AND REACH OF FUTURELINK'S ASP AND INTERNET SOFTWARE RENTAL SERVICES PROVIDING SIX U.S. OFFICES AND 1,300 EXISTING CUSTOMERS

         IRVINE, CALIFORNIA, JUNE 3, 1999 - FutureLink Distribution Corp. (NASD-OTC-BB:FLNKD), a leading Application Service Provider (ASP), today announced the signing of a definitive agreement to acquire Executive LAN Management, Inc., operating as Micro Visions, of Irvine, California.

         In 1998, Micro Visions was the #1 Citrix reseller and integrator of server-based computing systems in North America. Micro Visions has approximately 80 employees and had 1998 revenues of $13.7 million and was profitable. In addition to its Irvine headquarters, Micro Visions has offices in Atlanta, Las Vegas, Los Angeles, Phoenix and Raleigh/Durham. The cash and stock agreement is subject to several conditions, including approval by FutureLink's shareholders, and is expected to close by September of 1999. Under the agreement, Micro Visions shareholders will receive $12 million in cash and 6 million post-reverse split FutureLink common shares when the transaction closes. In addition, Micro Visions' shareholders could earn a further 2.4 million post-reverse split shares based on achievement of specified performance targets this year. FutureLink has made a $1 million deposit toward the cash portion of the acquisition in conjunction with the signing of the definitive agreement. The valuation of the agreement based on the stock price at close of market on June 2, 1999 would make the acquisition amount (not including 2.4 million earn out) approximately $51 million.

         "This acquisition is consistent with FutureLink's strategy to aggressively grow our ASP business," said Raghu Kilambi, FutureLink's Chief Financial Officer. "With the acquisition of Micro Visions, FutureLink accelerates its entrance into the U.S. market and gains a large customer base that has already embraced server-based computing, an integral part of ASP services."

         Cameron Chell, CEO of FutureLink, will remain CEO of the combined companies. Glen Holmes, founder and CEO of Micro Visions will become President. The partners intend for the merged company to be renamed FutureLink Corp. and be headquartered in Irvine, California with the Company retaining executive offices in Calgary, Alberta.

         "Since the launch of our ASP services in February of 1998, we have seen exceptional customer response," said Chell. "This acquisition creates the largest single pool of systems engineers for our enabling Citrix technology, which allows us to successfully address the rapidly increasing customer demand for our ASP services."

         "Our combined organizations are well positioned to transform the complex process of managing computers into one that's as simple for customers as using the telephone," said Holmes. "Our ultimate goal is to change the way small to mid-size companies do their business computing."

         The acquisition will allow FutureLink to accelerate U.S. expansion of its computer utility operation which provides customers with a turnkey computing solution for a monthly fee.



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         FutureLink's ASP service allows organizations to outsource all computing service and support, and precisely manage total cost of technology ownership. FutureLink customers subscribe to the computer utility service on a monthly, per-seat basis, receiving thin-client or PC hardware, fast Internet access to brand name application software and complete support services for a flat monthly fee.

         Micro Visions is the leading North American reseller of products from Citrix Systems, Inc. Citrix products provide the foundation for FutureLink's ASP and Computer Utility Service, allowing subscribers to access virtually any application, across any type of network connection via any type of client hardware.

         In March 1999, FutureLink opened a new server farm/data center in Calgary. The new facility is part of a growing strategic network to provide off-site computing service for thousands of new subscribers throughout North America.


ABOUT MICRO VISIONS

         Founded in 1987, Micro Visions is one of North America's leading server-based computing systems integrators. The company is based in Irvine, Calif. and has branch offices in Atlanta, Las Vegas, Los Angeles, Phoenix and Raleigh/Durham. Customers include such leading organizations as Motorola, Bank of America, Avery Dennison, Amgen and Allergan. For further information on Micro Visions' services, call (888) 4MICROV or visit the Micro Visions' Web site at http://www.MicroVisions.com.


ABOUT CITRIX

         Citrix Systems, Inc. (Nasdaq:CTXS), is the world leader in system software for server-based computing that offers a fast, easy and cost-effective way to deliver business-critical applications to anyone, anywhere, anytime.


ABOUT FUTURELINK

         FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., the application outsourcing market is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to off load hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

         FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price.

         FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

         For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.


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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.